Exhibit 99.1

Foresight Energy LP Announces Appointment of a New Board Member

ST. LOUIS, Missouri — (BUSINESS WIRE) — January 4, 2016 — Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, is pleased to announce the appointment of Mr. Paul H. Vining as a new member of the Board of Directors of its general partner (“Board”).

Mr. Vining is currently the CEO of Cline Group LLC, as well as President of Foresight Reserves LP and CEO of Cutlass Collieries LLC, the international development arm of the Cline Group.  With over 35 years of experience in the coal business his prior experience includes President of Alpha Natural Resources, CEO of White Oak Resources LLC, President and Chief Operating Officer of St. Louis-based Patriot Coal Corp, Chief Executive Officer of Magnum Coal Company, the top executive sales and trading positions for both Arch Coal and Peabody Energy, and key sales and commercial roles at AGIPCOAL USA, Island Creek Coal Company and A. T. Massey Coal Company.  Mr. Vining earned his Bachelor of Science in Chemistry from the College of William and Mary as well as his Bachelor of Science in Mineral Engineering and Master of Science in Extractive Metallurgy from Columbia University’s Henry Krumb School of Mines.

Concurrently, Mr. John F. Dickenson has elected to resign from the Board for personal family reasons. “We have appreciated John’s contribution to our Board and wish him well in the future and are pleased to have Paul join our Board of Directors,” said Mr. Chris Cline, Foresight’s founder and Chairman of the Board. “Paul brings to our board extensive experience in the coal industry.  I look forward to working with him in the years to come.”

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M. Broadbent

Assistant General Counsel and Media Director

740-338-3100

Investor.relations@foresight.com

media@coalsource.com